As filed with the Securities and Exchange Commission on June 12, 2023
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Indivior PLC
(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

234 Bath Road, Slough, Berkshire, SL1 4EE United Kingdom	Not Applicable

(Address of principal executive offices)	(Zip Code)
Indivior PLC Long-Term Incentive Plan
Indivior Group Deferred Bonus Plan
Indivior PLC U.S. Employee Stock Purchase Plan
Indivior PLC Savings-Related Share Option Plan
(Full title of the plan)
Jeff Burris
Chief Legal Officer
Indivior PLC
10710 Midlothian Turnpike, Suite 125
North Chesterfield, Virginia 23255
(Name and address of agent for service)
(804) 379-1090
(Telephone number, including area code, of agent for service)

Copies to:
David Wisniewski Indivior PLC 10710 Midlothian Turnpike, Suite 125 North Chesterfield, Virginia 23255 (804) 379-1090		Michael Levitt Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue, 31st Floor New York, NY 10022 (212) 277-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectuses is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The document(s) containing the information specified in Part I will be delivered to employees of Indivior PLC and employees of subsidiaries of Indivior PLC participating in the plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute prospectuses that meet the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The reports or documents listed below have been filed with the U.S. Securities and Exchange Commission (the “Commission”) by Indivior PLC (the “Registrant”) and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed:
(a)The Registrant’s Registration Statement on Form 20-F (as declared effective by the Commission on June 9, 2023), including the description of the Registrant’s Ordinary Shares contained therein, including any amendment or report filed for the purposes of updating, changing or otherwise modifying such description
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.
Reports on Form 6-K that the Registrant furnishes to the Commission will only be deemed incorporated by reference into this Registration Statement if such Report on Form 6-K so states that it is incorporated by reference herein.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable
Item 6. Indemnification of Directors and Officers.
Save as described below, under English law, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.
Subject to certain exceptions, English law does not permit the Registrant to indemnify a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the Registrant.
The exceptions allow the Registrant to: (1) purchase and maintain director and officer insurance insuring its directors or the directors of an “associated company” (i.e., a company that is a subsidiary of the Registrant) against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company of which he or she is a director; (2) provide a qualifying third-party indemnity provision which permits the Registrant to indemnify its directors and directors of an associated company in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment), except for (a) the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by the company or an associated company, or the legal costs incurred in connection with certain specified applications by the director for relief where the court refuses to grant the relief, (b) fines imposed in criminal proceedings, and (c) penalties imposed by regulatory bodies; (3) loan funds to a director to meet expenditure incurred defending civil and criminal proceedings against him or her (even if the action is brought by the company itself), or expenditure incurred applying for certain specified relief, subject to the requirement that the loan must be on terms that it is repaid if the defense or application for relief is unsuccessful; and (4) provide a qualifying pension scheme indemnity provision, which allows the company to indemnify a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with such director’s activities as a trustee of the scheme (subject to certain exceptions).
Under the Registrant’s articles of association, subject to applicable legislation, including the provisions of the UK Companies Act 2006 (as set out above), the Registrant may do any or all of the following:
i.indemnify every director or former director of the Registrant or of any associated company against any liability; and
ii.purchase and maintain insurance against any liability for any director or former director of the Registrant or any associated company.
Under the Registrant’s articles of association, a director or former director of the Registrant or of any associated company will not be accountable to the Registrant or its shareholders for any benefit provided pursuant to the provision of any permitted indemnity or insurance, and any recipient of such a benefit will not be disqualified from being or becoming a director of the Registrant.
The Registrant has entered into a Deed of Indemnity with its directors. Pursuant to the Deed of Indemnity, the Registrant has agreed to indemnify each director in respect of all losses arising out of or in connection with any proceedings brought or threatened against the director in any jurisdiction for negligence, default, breach of duty, breach of trust or otherwise, or relating to any application for relief by the director (under sections 661(3) or 661(4) or section 1157 of the UK Companies Act 2006), in connection with the director’s acts or omissions while in the course of acting or purporting to act as a director of the Registrant or any of its subsidiaries or any other company in which the Registrant is legally or beneficially interested and in respect of which the director’s appointment as a director is related to the director’s appointment as a director of the Registrant or which otherwise arises by virtue of the director holding or having held such a position.
The Registrant maintains directors and officers insurance coverage, which, subject to policy terms and limitations, is expected to include coverage to reimburse the Registrant for amounts that it may be required or permitted by law to pay directors or officers of the Registrant.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits
The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Exhibit No.	Description
3.1	Memorandum and Articles of Association of the Indivior PLC (incorporated by reference to Exhibit 1.1 to the Registrant’s Registration Statement on Form 20-F filed on May 23, 2023)

4.1	Indivior PLC Long-Term Incentive Plan (incorporated by reference to Exhibit 4.9 to the Registrant’s Registration Statement on Form 20-F filed with the Commission on June 5, 2023)

4.2	Indivior Group Deferred Bonus Plan (incorporated by reference to Exhibit 4.13 to the Registrant’s Registration Statement on Form 20-F filed with the Commission on June 5, 2023)

4.3	Indivior PLC U.S. Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.12 to the Registrant’s Registration Statement on Form 20-F filed with the Commission on June 5, 2023)

4.4	Indivior PLC Savings-Related Share Option Plan (incorporated by reference to Exhibit 4.11 to the Registrant’s Registration Statement on Form 20-F filed with the Commission on June 5, 2023)
5.1*	Opinion of Freshfields Bruckhaus Deringer LLP, counsel to the Registrant, regarding the legality of the securities being offered hereby (including consent).

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for the Registrant.

23.2*	Consent of Freshfields Bruckhaus Deringer LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

107*	Filing Fee Table.
__________________
*Filed herewith
Item 9. Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the

Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Chesterfield, State of Virginia on the 12th day of June, 2023.

Indivior PLC

By:	/s/ Ryan Preblick
	Name:	Ryan Preblick
	Title:	Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Ryan Preblick and Jeff Burris as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 12th day of June, 2023:

	Name	Title

By:	/s/ Mark Crossley	Chief Executive Officer and Director
	Mark Crossley	(Principal Executive Officer)

By:	/s/ Ryan Preblick	Chief Financial Officer and Director
	Ryan Preblick	(Principal Financial Officer)

By:	/s/ Woodrow Anderson	Group Controller
	Woodrow Anderson	(Principal Accounting Officer)

By:	/s/ Graham Hetherington	Director
Graham Hetherington

By:	/s/ Peter Bains	Director
Peter Bains

By:	/s/ Joanna Le Couilliard	Director
Joanna Le Couilliard

By:	/s/ Jerome Lande	Director
Jerome Lande

By:	/s/ A. Thomas McLellan Ph.D	Director
A. Thomas McLellan Ph.D

By:	/s/ Lorna Parker	Director
Lorna Parker

By:	/s/ Daniel J. Phelan	Director
Daniel J. Phelan

By:	/s/ Barbara Ryan	Director
Barbara Ryan

By:	/s/ Mark Stejbach	Director
Mark Stejbach

By:	/s/ Juliet Thompson	Director
Juliet Thompson